Exhibit 99

FOR IMMEDIATE RELEASE

U. S. GOV’T AWARDS RETRACTABLE TECHNOLOGIES THIRD SAFETY SYRINGE CONTRACT UNDER BUSH GLOBAL HIV/AIDS INITIATIVE

LITTLE ELM, TEXAS, Feb. 15th, 2007-Retractable Technologies, Inc. (AMEX: RVP) announced today that it has been awarded its third major U.S. government contract to provide VanishPoint® safety syringes under the Bush Administration’s Global HIV/AIDS initiative (President’s Emergency Plan for AIDS Relief). Under the contract, awarded in connection with Phase III of the syringe program, Retractable will supply at least 16.4 million of its patented automated retraction syringes to Haiti and six African nations: Botswana, Cote d’Ivoire, Ethiopia, Kenya, Nigeria, and Tanzania.

These 16.4 million syringes include the 11.9 million units discussed in Retractables 10-Q for the quarterly period ended September 30th, 2006.

Retractable received its first contract through the program in August 2004. Retractable is the only U.S. maker of non-reusable safety syringes to receive a contract under the President’s Emergency Plan. Worldwide, it is also the largest supplier of such syringes for the initiative, which was launched by President Bush in 2003 as a rapid intervention strategy to prevent seven million new HIV infections in 14 AIDS-ravaged countries in Africa and the Caribbean. Since 1999, Retractable has also been marketing its safety needle devices to private hospitals and government healthcare facilities in South Africa through a local distributor.

“We are very gratified to have the opportunity once again to provide Africa’s patients and healthcare workers with the best available protection against potentially deadly contaminated needles,” said Thomas J. Shaw, president and CEO. “We commend the Bush Administration for its continuing concern about the role that unsafe healthcare, including contaminated needles, plays in the spread of HIV/AIDS in Africa, the Caribbean and other developing regions.”

Countries included in the initiative were given the opportunity to evaluate and select the syringes they preferred from among all of those that met the program’s bid requirements. International health organizations have long recognized that the reuse of syringes in these countries plays a significant part in the HIV pandemic. VanishPoint® safety devices not only prevent reuse, but also virtually eliminate accidental needlestick injuries and minimize hazardous medical waste, a major problem in developing countries.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to maintain and quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other larger market players, specifically Becton Dickinson Co., in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig@aol.com